77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Debt Strategies Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., Robert W. Forbes, Cynthia A. Montgomery, Jean Margo Reid, Roscoe S. Suddarth, Richard R. West and Edward D. Zinbarg to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

74,158,541

3,188,944

Robert W. Forbes

74,200,021

3,147,464

Cynthia A. Montgomery

74,187,784

3,159,701

Jean Margo Reid

74,184,355

3,163,130

Roscoe S. Suddarth

74,189,067

3,158,418

Richard R. West

74,192,675

3,154,810

Edward D. Zinbarg

74,179,550

3,167,935

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

52,204,561

1,712,045

2,237,450

21,193,429

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

52,058,658

   1,799,585

2,295,812

    21,193,429